                                                                   EXHIBIT 10.3



                           EMPLOYEE BENEFITS AGREEMENT

                                     between

                                   Aetna Inc.

                                       and

                           Aetna U.S. Healthcare, Inc.

                           --------------------------


                         DATED AS OF DECEMBER 13, 2000

                           EMPLOYEE BENEFITS AGREEMENT


         EMPLOYEE BENEFITS AGREEMENT (the "AGREEMENT") dated as of December 13, 2000, among Aetna Inc., a Connecticut corporation (together with its successors, "AI") and Aetna U.S. Healthcare, Inc., a Pennsylvania corporation (together with its successors, "AUSHC") (AI and AUSHC, the "AETNA COMPANIES").

                              W I T N E S S E T H :


         WHEREAS, AI has decided to consolidate the assets and operations of its health care businesses and certain other businesses worldwide into AUSHC and its subsidiaries and affiliates and to distribute the Common Stock of AUSHC to the holders of AI capital stock (the "DISTRIBUTION"); and

         WHEREAS, in furtherance of the foregoing, AI and AUSHC have entered into a distribution agreement, dated as of the date of this agreement (the "DISTRIBUTION AGREEMENT"), and certain other agreements that will govern certain matters relating to the Distribution and the relationship of AI and AUSHC and their respective Subsidiaries following the Distribution; and

         WHEREAS, pursuant to the Distribution Agreement, AI and AUSHC have agreed to enter into this Agreement for the purpose of allocating assets, liabilities, and responsibilities with respect to certain employee compensation and benefit plans and programs between them;

         NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Distribution Agreement, the Parties (as that term is defined in the Distribution Agreement) agree as follows:




                                    ARTICLE 1
                                  Definitions

         Section 1.01 DEFINITIONS. (a) The following terms, as used herein, shall have the following meanings:

         "ACTION" means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Entity or similar Person or body.

         "AFFILIATE" means Affiliate as such term is defined in the Distribution Agreement.

         "AI BUSINESS" means the Aetna Business as such term is defined in the Distribution Agreement.

         "AI COMPANIES" means AI and the AI Subsidiaries.

         "AI EMPLOYEE GROUP" means all AI Employees and AI Non-U.S. Employees.

         "AI EMPLOYEES" means each Person who (x) is actively employed in the AI Business in the United States who is listed on the payroll records of any of the AI Companies on the Distribution Date, (y) is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights, in each case in the United States, as of the Distribution Date and who was last actively employed in the AI Business by an AI Company (such inactive employees shall be offered employment by an AI Company as of the date they return to active employment), or (z) is listed on Schedule 1 hereto as an AI Employee and, in each case, their respective beneficiaries. AI, AUSHC and ING America Insurance Holdings, Inc. shall cooperate and mutually agree on the Persons to be listed on Schedule 1 and those individuals who shall be considered AI Employees pursuant to clause (y) above, the following sentence and Article 9 hereof. The foregoing notwithstanding, AI Employees shall include any Person who was last actively employed in the AI Business and who, on the Distribution Date, is receiving salary continuation or severance benefits from any AI Company, the liability for which such benefits is accrued on the books and records of any AI Company.

         "AI EQUITY-BASED PLANS" means the Aetna Inc. 1998 Stock Incentive Plan and the Aetna Inc., 1996 Stock Incentive Plan.

         "AI ERISA AFFILIATE" means any entity that, together with AI and after giving effect to the Restructuring, would be treated as a single employer under
Section 414 of the Code.

         "AI NON-U.S. EMPLOYEES" means each Person who, on the Distribution Date, (x) is actively employed in the AI Business outside the United States by any AI Company, (y) is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights, in each case outside the United States, as of the Distribution Date and who was last actively employed in the AI Business by an AI Company (such inactive employees shall be offered employment by an AI Company as of the date they return to active employment), or (z) is an inactive or former employee and who was last actively employed in the AI Business by an AI Company outside the United States including any Person who has been on long-term disability leave or unauthorized leave of absence or who has terminated his or her employment, retired or died on or before the Distribution Date.

         "AI STOCK" means the Common Stock, without par value, of AI.

         "AI STOCK VALUE" means the closing per-share price of AI Stock as listed on the NYSE on the Distribution Date.

          "AI SUBSIDIARIES" means the Subsidiaries of AI (determined after giving effect to the Restructuring).

         "AUSHC BUSINESS" means the Spinco Business as such term is defined in the Distribution Agreement.

         "AUSHC COMPANIES" means AUSHC and the AUSHC Subsidiaries.

         "AUSHC EMPLOYEE GROUP" means all AUSHC Employees and AUSHC Retirees.

         "AUSHC EMPLOYEES" means any Person employed or formerly employed with any of the Aetna Companies or any of their Subsidiaries, other than AUSHC Retirees and Persons that are part of the AI Employee Group.

         "AUSHC ERISA AFFILIATE" means any entity that, together with AUSHC and after giving effect to the Restructuring, would be treated as a single employer under Section 414 of the Code.

         "AUSHC RETIREES" means each Person who was employed by any of the Aetna Companies or their Subsidiaries immediately prior to such Person's retirement or other termination of employment from the Aetna Companies and their Subsidiaries and who is not otherwise a member of the AI Employee Group, and their respective beneficiaries.

         "AUSHC STOCK" means the common stock, par value $.005 per share, of AUSHC.

         "AUSHC SUBSIDIARIES" means the Subsidiaries of AUSHC (determined after giving effect to the Restructuring).

         "CLOSE OF THE DISTRIBUTION DATE" means 11:59:59 P.M., Eastern Standard Time or Eastern Daylight Time (whichever shall then be in effect), on the Distribution Date.

         "CLOSING DATE" means the Closing Date as such term is defined in the Merger Agreement.

         "COBRA" means the continuation coverage requirements for "group health plans" under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

         "CODE" means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary, or final regulation in force under that provision.

         "DISTRIBUTION" means Distribution as such term is defined in the Distribution Agreement.

         "DISTRIBUTION AGREEMENT" means the Distribution Agreement between AI and AUSHC, to which this Agreement is Exhibit A.

         "DISTRIBUTION DATE" means Distribution Date as such term is defined in the Distribution Agreement.

         "DISTRIBUTION DOCUMENTS" mean Distribution Documents as such term is defined in the Distribution Agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor federal labor or employment law. Reference to a specific ERISA provision also includes any proposed, temporary, or final regulation in force under that provision.

         "FMLA" means the Family Leave and Medical Act of 1993, as amended.

         "GOVERNMENTAL ENTITY" means Governmental Entity as such term is defined in the Distribution Agreement.

         "HMO" means a health maintenance organization that provides benefits under the New AI Health and Welfare Plans or the AUSHC Health and Welfare Plans, as the case may be.

         "IMMEDIATELY AFTER THE DISTRIBUTION DATE" means 12:00 A.M., Eastern Standard Time or Eastern Daylight Time (whichever shall then be in effect), on the day after the Distribution Date.

         "LIABILITIES" means any and all claims, debts, liabilities, assessments, fines, penalties, damages, losses, disgorgements and obligations, of any kind, character or description (whether absolute, fixed, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, all costs and expenses relating thereto (including, but not limited to, all reasonable expenses of investigation, all reasonable attorneys' fees and all reasonable out-of-pocket expenses in connection with any Action or threatened Action).

         "MERGER AGREEMENT" means the Agreement and Plan of Restructuring and Merger among ING America Insurance Holdings, Inc., ANB Acquisition Corp., Aetna Inc. and, for limited purposes only, ING Groep N.V., dated as of July 19, 2000.

         "PENSION PLAN" means the Retirement Plan for Employees of Aetna Services, Inc.

         "PERSON" means Person as defined in the Distribution Agreement.

         "RESTRUCTURING" means Restructuring as such term is defined in the Distribution Agreement.

         "SAVINGS PLAN" means the Aetna Services, Inc. Incentive Savings Plan

         "SPECIFIED PARTICIPANT" means any AI Employee who was a "Transition Participant" in the Pension Plan and who on December 31, 2000 (x) will have at least 9 years of service (calculated as 8 years and 22 weeks of service) and is less than 50 years of age or (y) will have at least 5 years of service (calculated as 4 years and 22 weeks of service) and is at least 50 years old and less than 62 years old.

         "SPECIFIED AI RIGHTS" means any and all rights to enjoy benefit from or enforce any and all restrictive covenants including, without limitation covenants relating to non-disclosure, non-solicitation, non-competition, confidentiality or trade secrets, applicable or related, in whole or in part, to the AI Business that are provided for, contained or set forth in the AI Equity-Based Plans or any stock option or other award agreement issued thereunder, or pursuant to any non-competition, consulting, employment, termination, separation or severance agreement or arrangement with any member of the AUSHC Employee Group or AI Employee Group and to which any of the AUSHC Companies or AI Companies is a party.

         "SPECIFIED AUSHC RIGHTS" means any and all rights to enjoy benefit from or enforce any and all restrictive covenants including, without limitation covenants relating to non-disclosure, non-solicitation, non-competition, confidentiality or trade secrets, applicable or related, in whole or in part, to the AUSHC Business that are provided for, contained or set forth in the AI Equity-Based Plans or any stock option or other award agreement issued thereunder, or pursuant to any non-competition, consulting, employment, termination, separation or severance agreement or arrangement with any member of the AUSHC Employee Group or AI Employee Group and to which any of the AUSHC Companies or AI Companies is a party.

         "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

         "SUPPLEMENTAL PLANS" means the Aetna Services, Inc. Supplemental Incentive Savings Plan and the Aetna Services, Inc. Supplemental Pension Benefit Plan (amended and restated as of January 1, 1999).

         "TRANSITION PERIOD" means the period during which AUSHC provides to AI transition services pursuant to the Distribution Agreement or any Exhibits thereto.

         (b) Each of the following terms is defined in the Section set forth opposite such term:


     TERMS                                                  SECTION
     -----                                                  -------
     Adjusted Transfer Amount                                  3.03
     Aeltus Arrangements                                       4.11
     Agent                                                     6.01
     AI Aeltus Liabilities                                     4.11
     AI Assumed Liabilities                                    6.01
     AI Bonus Liabilities                                      2.04
     AI DC Plan Liabilities                                    3.01
     AI Deferred Compensation Liabilities                      3.02
     AI Gross-Up Liabilities                                   4.10
     AI Health and Welfare Liabilities                         4.01
     AI International Liabilities                              5.02

     AI Phantom Liabilities                                    4.11
     AI Retiree Health and Life Liabilities                    4.02
     AI Supplemental Liabilities                               3.02
     AI WCP Liabilities                                        4.06
     Applicable Cost                                           4.02
     AUSHC Aeltus Liabilities                                  4.11
     AUSHC Assumed Plans                                       2.02
     AUSHC Bonus Liabilities                                   2.04
     AUSHC DCSAP                                               4.13
     AUSHC Deferred Compensation Liabilities                   3.02
     AUSHC Foreign Phantom Liabilities                         4.11
     AUSHC Gross-Up Liabilities                                4.10
     AUSHC HCSAP                                               4.13
     AUSHC Health and Welfare Liabilities                      4.01
     AUSHC Health and Welfare Plans                            4.01
     AUSHC International Liabilities                           5.02
     AUSHC Phantom Liabilities                                 4.11
     AUSHC Retained Liabilities                                6.01
     AUSHC WCP Liabilities                                     4.06
     AUSHC's Actuary                                           3.03
     DB Plan                                                   3.03
     DC Plan                                                   3.01
     Direct Rollover                                           3.01
     Director Liabilities                                    Art. 5
     Final Amount                                              4.02
     Gross-Up Payments                                         4.10
     Group 1 Employees                                         4.02
     Initial Payment                                           4.02
     Initial Transfer Amount                                   3.03
     New AI Plans                                              2.03
     New AI Health and Welfare Plans                           4.01
     PBGC                                                      3.03
     Plan Rate                                                 3.03
     Phantom Arrangements                                      4.11
     PTO                                                       4.16
     Retained Retiree Health and Life Liabilities              4.02
     Retained Pension Liabilities                              3.03
     Retained Savings Plan Liabilities                         3.01
     Retained Supplemental Liabilities                         3.02
     Scheduled Bonus Plans                                     2.04
     Severed Employees                                         2.04
     Supplemental Retirement Plan                              3.02
     Supplemental Savings Plan                                 3.02
     Transfer Amount                                           3.03
     Transferred Benefits                                      3.03
     True-Up Amount                                            3.03
     True-Up Date                                              3.03



                                    ARTICLE 2
       Employees; Assumption And/or Adoption of Plans; Option Adjustments

         Section 2.01. EMPLOYEES. Except as provided in Section 6.22 of the
Merger

Agreement, no provision of this Agreement shall require AI or AUSHC or any of their respective Subsidiaries to continue the employment of any of their respective employees following the Distribution Date.

         Section 2.02. ASSUMPTION BY AUSHC OF CERTAIN PLANS.

         (a) Effective as of the Close of the Distribution Date, AUSHC hereby assumes responsibility for and becomes the sponsor of, and AI or the relevant AI Subsidiary hereby ceases, except as otherwise provided herein, to be responsible for, or be the sponsor of, and ceases to be a "participating employer" in or otherwise have any Liability in respect of, all of the Aetna Companies and their Subsidiaries employee benefit plans and arrangements set forth on Schedule 3 hereto (it is anticipated that the plans listed on Schedule 3 shall include, except as provided in Section 2.04(a), all plans listed on Section 5.1(h)(i) of the Company Disclosure Letter to the Merger Agreement, except to the extent such plans only cover members of the AI Employee Group) ("AUSHC ASSUMED PLANS").

         (b) Effective as of the Close of the Distribution Date, AI and AUSHC shall take such actions as may be required to cause AUSHC, or an AUSHC Subsidiary, to be substituted for Aetna Services, Inc. as a party to the trust agreement established under, and forming a part of, the Savings Plan.

         (c) Effective as of the Close of the Distribution Date, AI and AUSHC shall take such actions as may be required to cause AUSHC, or an AUSHC Subsidiary, to be substituted for Aetna Services, Inc. (or other relevant party) as a party to the trust agreement established under, and forming a part of, the Pension Plan or any other AUSHC Assumed Plan.

Section 2.03. ADOPTION OF COMPARABLE PLANS.

         (a) Effective Immediately after the Distribution Date, AI or an AI Affiliate shall adopt, or cause to be adopted, employee benefit plans, arrangements and policies for AI Employees, that provide benefits with respect to periods after the Distribution Date that in the aggregate are comparable to the employee benefit plans, arrangements and policies (listed in the March 12, 2000 amendments to the Severance and Salary Continuation, Benefits Plan, and also including PTO) made available to such Employees immediately prior to the Distribution Date, provided that nothing shall prevent AI from terminating or amending such plans except as otherwise provided in Sections 3.03 and 7.01 hereof.

         (b) Effective Immediately after the Distribution Date, subject to
Section 2.03(a) AI or an AI Affiliate may adopt, or cause to be adopted, any other employee benefit plans and arrangements for AI Employees, or may elect to participate in the plans and programs of any purchaser of the AI Stock.

         (c) The employee benefit plans and arrangements adopted in accordance with the immediately preceding two paragraphs shall be collectively known as the "NEW AI PLANS". The New AI Plans shall be, with respect to AI Employees, in all respects the successors in interest to, and shall not provide benefits that are duplicative of benefits provided by, any corresponding AUSHC Assumed Plans. AI and AUSHC shall agree on methods and procedures, including amending the respective plan documents, to prevent AI Employees from receiving duplicate benefits from the New AI Plans and the AUSHC Assumed Plans. With respect to AI Employees, each New AI Plan specified in (a) above and any other benefit plan, arrangement or policy applicable after the Distribution Date to AI Employees shall provide that all service, compensation, and other benefit-affecting determinations, as of the Close of the Distribution Date, that were otherwise recognized under the corresponding AUSHC Assumed Plan (for periods immediately before the Close on the Distribution Date) shall, as of Immediately after the Distribution Date, receive full recognition and credit to the extent the recognition or credit can validly be taken into account under the New AI Plan to the same extent as if those items occurred under the New AI Plans specified in (a) above and any other benefit plan, arrangement or policy applicable after the Distribution Date to AI Employees, except to the extent that duplication of benefits would result. AUSHC shall provide appropriate data to AI about such past service.

         Section 2.04. AI EQUITY-BASED PLAN ASSUMPTION; OPTION ADJUSTMENTS; BONUS PAYMENTS.

         (a) In connection with the Restructuring and Distribution, AI shall retain the AI Equity-Based Plans and shall cause such Plans to be amended to reflect the Distribution and Restructuring as provided in this Section 2.04(a) and (b). AUSHC shall be responsible for all Liabilities under the AI Equity-Based Plans; provided, however, that AI shall be responsible for any Liabilities to AI Employees for (x) "INCENTIVE UNITS" under the AI Equity-Based Plans and (y) the Aetna Performance Excellence Unit Plan, in each case only to the extent accrued on the books and records of AI, and any assets allocated to such Liabilities shall be transferred to AI.

         (b) (i) In connection with the Restructuring and Distribution and effective as of the Distribution Date, AI and AUSHC shall cause each employee stock option to purchase AI Stock outstanding under the AI Equity-Based Plans and held by each member of the AI Employee Group (other than such members of the AI Employee Group who on July 19, 2000 are receiving "Salary Continuation" or other severance benefits from any AI Company ("SEVERED EMPLOYEES") and including the specified IT employees identified on Schedule 6), whether or not vested or exercisable, to be equitably adjusted to reflect the Distribution and to be converted into the right to receive cash from AUSHC. At or as soon as practicable following the Distribution Date, AI and AUSHC shall cause each such option to be cancelled. It is understood that each such holder shall receive, subject to applicable withholding, a benefit at least equal to the amount, if any, by which the AI Stock Value exceeds the option exercise price.

         (ii) In connection with the Restructuring and Distribution and effective as of the Distribution Date, AI and AUSHC shall cause each option to acquire AI Stock held by members of the AUSHC Employee Group and by Severed Employees under the AI Equity-Based Plans and all other options to acquire AI Stock not subject to Section 2.04(b)(i) to (x) be equitably adjusted to reflect the Distribution, (y) converted into an option to purchase AUSHC Stock (provided, however, than in no event shall such AUSHC options cover more than 45,000,000 shares of AUSHC Stock) or the right to receive cash or a similar benefit from AUSHC and
         (z) cease to relate to AI Stock. Each such AUSHC option may continue to have and be subject to the same terms and conditions set forth in the AI Equity-Based Plans and as provided in the respective option agreements governing such AI options as of the Distribution Date. Neither AI nor any Affiliate shall have any Liability with respect to AUSHC options, AI options or, except as provided in

         Section 2.04(a), under the AI Equity-Based Plans or the Aetna Performance Excellence Unit Plan.

         (c) AI hereby assumes Liability for all annual bonus payments to AI Employees under the "SCHEDULED BONUS PLANS" (designated as such on Schedule
3) to the extent accrued on the books and records of any AI Company (such Liabilities, the "AI BONUS LIABILITIES") and any assets allocated to such Liabilities shall be transferred to AI. AUSHC hereby assumes Liability for all bonus payments in excess of the AI Bonus Liabilities (including amounts in excess of amounts so accrued on the books and records of any AI Company relating to transaction bonus program payments referred to in Section 5.1(f) of the Company Disclosure Letter provided in connection with the Merger Agreement and amounts owed to AUSHC Employees), notwithstanding the foregoing, AUSHC shall have no Liabilities for any bonus payments to AI Employees in excess of the target bonus amount so accrued for such AI Employees (such Liabilities, the "AUSHC BONUS LIABILITIES").

                                    ARTICLE 3
                    Savings, Supplemental and Pension Plans

         Section 3.01. THE SAVINGS PLAN.

         (a) (i) AUSHC shall retain all Liabilities and obligations in respect of benefits accrued by each member of the AI Employee Group under the Savings Plan until, in the case of AI Employees, such Liabilities are transferred to and assumed by the DC Plan as described below. Prior to such transfer, AUSHC and AI shall work together to develop a process whereby AI Employees who have loans outstanding under the Savings Plan will be permitted to continue to make periodic repayments on such outstanding loans through a reduction of salary paid by AI and AI remitting such payments to the Savings Plan on a timely basis (including AI charging such AI employees a reasonable administrative fee, if any, for such services).

         (ii) Effective immediately after the Distribution Date, AI or an AI ERISA Affiliate shall adopt (in consultation with ING America Insurance Holdings, Inc.) a savings plan for the benefit of AI Employees that is substantially similar to the Savings Plan and is intended to qualify under Section 401(a) of the Code (the "DC PLAN"). For at least twelve months after the Distribution Date the DC Plan shall permit deferrals and require matching contributions at least equal to those provided under the Savings Plan immediately prior to the Distribution Date to the extent permissible under applicable law and without altering any benefit under any other plan maintained by AI or any AI ERISA Affiliate. In one or more transactions in the first calendar year beginning after the Distribution Date (provided that (A) AI has received a favorable determination letter from the Internal Revenue Service to the effect that the DC Plan meets the requirements for qualification under Section 401(a) of the Code (or a certification by AI, reasonably satisfactory to AUSHC, to such effect), (B) AUSHC has received a favorable determination letter from the Internal Revenue Service to the effect that the Savings Plan meets the requirements for qualification under Section 401(a) of the Code (or a certification by AUSHC, reasonably satisfactory to AI, to such effect), and (C) the applicable regulatory filing requirements have been met) (1) AUSHC shall cause the Savings Plan accounts of AI Employees not otherwise rehired by AUSHC after the Distribution Date which are held by the Saving Plan's related trust to be transferred to the DC Plan and its related trust, and AI shall cause those transferred accounts, all of which shall be 100% vested as of the Distribution Date, to be accepted by the DC Plan and its related trust and (2) the DC Plan shall assume and be solely responsible for Liabilities only with respect to transferred accounts of such AI Employees (al(ii)abl such assumed liabilities "AI DC PLAN LIABILITIES"). Such transfer shall be in-kind to the maximum extent practicable and shall not favor participants who are AUSHC Employees over participants who are AI Employees; provided, however, that AUSHC shall use its reasonable efforts to effect an equitable partition of the Stable Value Fund. Any DC Plan fund relating to AUSHC Stock shall be administered so as to permit transfers out of, but not additions to, such fund.

         (b) After the Distribution Date, AUSHC shall retain all assets and Liabilities under the Savings Plan except as otherwise provided in Section 3.01(a) ("RETAINED SAVINGS PLAN LIABILITIES").

         Section 3.02. SUPPLEMENTAL PLANS AND DEFERRED COMPENSATION PLANS.

         (a) (i) Effective Immediately after the Distribution Date, all Liabilities accrued on the books and records of any AI Company with respect to the Supplemental Plans to the extent applicable to any AI Employee and assets allocable to such Liabilities, if any, shall be transferred to and assumed by AI effective as of Immediately after the Distribution Date ("AI SUPPLEMENTAL LIABILITIES") under the New AI Plans that correspond to the Supplemental Plans.

         (ii) All other Liabilities under the Supplemental Plans are hereby transferred to and assumed or otherwise retained by AUSHC ("RETAINED SUPPLEMENTAL LIABILITIES").

         (b) (i) AI hereby assumes and shall be responsible for all deferred compensation plan Liabilities accrued on the books and records of any AI Company with respect to any member of the AI Employee Group ("AI DEFERRED COMPENSATION LIABILITIES") and any assets allocated to such Liabilities shall be transferred to AI.

         (ii) AUSHC hereby assumes and shall be responsible, for all other deferred compensation plan Liabilities whenever incurred, accrued in respect of any member of the AI Employee Group (except as provided in (i)) and in respect of each AUSHC Employee Group member ("AUSHC DEFERRED COMPENSATION LIABILITIES").

         (iii) AUSHC and AI shall cooperate to ensure that no deferred compensation amount is distributed prematurely in respect of any AI Employee.

         Section 3.03. PENSION PLAN.

         (a) Subject to completion of the asset transfer specified in Section 3.03(b), effective as of Immediately after the Distribution Date, AI or an AI ERISA Affiliate shall adopt or become a participating employer in a defined benefit plan intended to qualify under Section 401(a) of the Code (the "DB PLAN"), and AI shall designate effective as of the Distribution Date such plan as a plan for the benefit of AI Employees who immediately prior to the Distribution Date participated in the Pension Plan and shall cause the DB Plan to provide benefits and entitlements as of the Distribution Date and, except as provided below, for the twelve month period beginning on the Distribution Date, to such AI Employees which are at least substantially equivalent to the benefits and entitlements provided to such AI Employee under the Pension Plan immediately prior to the Distribution Date and under which (x) each such AI Employee is given credit under the DB Plan for service to the extent recognized immediately prior to the Distribution Date by the Pension Plan, for all purposes, including eligibility, vesting, benefit accrual, eligibility for early retirement, subsidized early retirement and death benefits, (y) each such AI Employee is given credit under the DB Plan for service with AI after the Distribution Date for purposes of vesting and early retirement eligibility in respect of the Transferred Benefits, and (z) each AI Employee who was a "TRANSITION PARTICIPANT" (as defined in the Pension
Plan) in the Pension Plan on the Distribution Date will have his or her pay with AI (or an AI ERISA Affiliate) after the Distribution Date recognized through December 31, 2006 using the Pension Plan's "transition final average pay" formula in calculating his or her minimum DB Plan benefit. In calculating a Transition Participant's otherwise applicable DB Plan benefit, the transition final average pay benefit shall apply as a minimum benefit. If AI does not recognize service through December 31, 2006 in the DB Plan in calculating the "transition final average pay" formula minimum benefit for Specified Participants, then AI will use reasonable efforts to provide, in the aggregate, the economic equivalent impact of such benefits under the DC Plan (only taking into account the incremental employer contributions), the DB Plan and/or such other retirement benefit plans or arrangements as AI may establish.

         (b) As soon as practicable after the Distribution Date, AUSHC shall cause to be transferred from the Pension Plan an amount to the DB Plan an amount in cash or other assets acceptable to AI and the trustee of the DB Plan at least equal to all accrued benefits and other liabilities of the Pension Plan relating to AI Employees (the "TRANSFERRED BENEFITS"), calculated as of the Distribution Date, in the form and manner described below. Following the completion of the transfer of assets and liabilities from the Pension Plan to the DB Plan as provided herein, AUSHC and its Affiliates shall have no further liability whatsoever (either under this Agreement or otherwise) with respect to such benefits of the AI Employees under the Pension Plan. As of the Distribution Date, AUSHC shall cause AI Employees to cease further accrual of benefits under the Pension Plan.

         (i) AUSHC shall cause Hewitt Associates LLC ("AUSHC'S ACTUARY") to determine the value of the Transferred Benefits under Section 414(l) of the Code as if the Pension Plan were terminated on the Distribution Date using the safe harbor assumptions that would be used by the PBGC upon plan termination (assuming no ancillary benefits have been amended out of the Pension Plan prior to such calculation) except that the Pension Plan's actuarial valuation turnover assumptions (as used in the Hewitt Associates report dated June 7, 2000) shall be used (the "TRANSFER AMOUNT"), but in no event shall such Transfer Amount be less than (i) the minimum amount needed to satisfy the requirements of
         Section 414(l) of the Code or (ii) if greater, the projected benefit obligation for the AI Employees (as determined under SFAS 87 using the same actuarial assumptions and methods used in AI's 2000 financial statements), to the extent permitted by Section 414(l) of the Code.

         (ii) The actuarial calculation of the liabilities as well as assumptions and methodologies used to calculate such liability underlying the Transfer Amount determined by AUSHC's Actuary shall be subject to review and challenge by an actuarial firm designated by AI. In the event those two actuaries cannot agree, the matter will be sent to a third independent actuary for the final determination. Promptly after the Closing Date, (provided that (A) AUSHC has received a certification by AI, reasonably satisfactory to AUSHC, to the effect that the DB Plan meets the requirements for qualification under Section 401(a) of the Code, (B) AI has received a certification by AUSHC, reasonably satisfactory to AI, to the effect that the Pension Plan meets the requirements for qualification under Section 401(a) of the Code, and (C) the applicable regulatory filing requirements have been met), AUSHC shall cause to be transferred from the trust for the Pension Plan to the trust established for the DB Plan, an amount equal to 85% of the amount reasonably estimated by AUSHC's Actuary in good faith to be equal to the Transfer Amount (the "INITIAL TRANSFER AMOUNT"). As soon as practicable after the final determination of the Transfer Amount (the "TRUE-UP DATE"), AUSHC shall cause a second transfer to be made to the DB Plan, in cash, of the "TRUE-UP AMOUNT". The True-Up Amount shall be a positive amount equal to the Transfer Amount minus the sum of (i) the Initial Transfer Amount and (ii) distributions, if any, from, and reasonable expenses of administration (consistent with past practice) under, the Pension Plan for benefits or other purposes made with respect to AI Employees from the Closing Date through the True-Up Date plus interest on the True-Up Amount at the rate of the 5%, compounded annually (the "PLAN RATE") from and including the Closing Date through but excluding the True-Up Date or, in the case of distributions and reasonable administrative expenses, from and including the Closing Date through the date such distribution is made or such expense is paid.

         (iii) If for any reason the Initial Transfer Amount exceeds the Transfer Amount, then on the True-Up Date or as soon thereafter as practicable, AI shall cause the DB Plan to transfer to the Pension Plan an amount, in cash, equal to the amount by which the Initial Transfer Amount exceeds the Transfer Amount, plus interest thereon from and including the Closing Date through but excluding the True-Up Date (or, if later, the date on which such amount is transferred to the Pension
         Plan) at the Plan Rate, plus an amount equal to distributions, if any, from, and reasonable expenses of administration (consistent with past practice) under, the Pension Plan for benefits or other purposes made with respect to AI Employees from the Distribution Date through the date of such transfer adjusted for interest at the Plan Rate, consistent with the approach set forth in (ii) above.

         (c) AUSHC and AI shall cooperate after the Distribution Date so as to ensure the proper administration of the Pension Plan and the DB Plan.

         (d) Notwithstanding any provision of this Agreement to the contrary, if at any time before the Distribution Date, the PBGC asserts any issue with respect to the Pension Plan, AUSHC may, in its sole discretion (i) enter into negotiations with the PBGC to resolve any such issues and, upon satisfactorily resolving such issues, AUSHC shall fully comply with the terms of this Article;
(ii) reach such other agreement as may be satisfactory to AI and AUSHC or (iii) take such actions in lieu of the transfer of assets and liabilities contemplated above as AUSHC may deem appropriate; provided, however, that any such actions under this sub-section (iii) shall not have an adverse financial impact on ING America Insurance Holdings, Inc. or AI.

                                    ARTICLE 4
                            Health and Welfare Plans

         Section 4.01. ASSUMPTION OF HEALTH AND WELFARE PLAN LIABILITIES; GENERAL PROVISIONS.

         (a) Effective as of Immediately after the Distribution Date and except as provided in Section 4.02(a), all Liabilities to or relating to claims incurred after the Distribution Date by each AI Employee under the "AUSHC HEALTH AND WELFARE PLANS" (designated as such on Schedule 3 hereto) shall cease to be Liabilities of the AUSHC Health and Welfare Plans and are hereby transferred to and assumed by AI as of Immediately after the Distribution Date ("AI HEALTH AND WELFARE LIABILITIES") under the New AI Plans that correspond to the AUSHC Health and Welfare Plans (the "NEW AI HEALTH AND WELFARE PLANS" (designated as such on
Schedule 5 hereto)); provided, however, if insured coverage shall have been purchased for the month by the AI Employee such AUSHC coverage shall continue until the end of that coverage month. AUSHC hereby retains all other Liabilities, including claims relating to AI Employees incurred but unreported prior to the Distribution Date under the AUSHC Health and Welfare Plans ("AUSHC HEALTH AND WELFARE LIABILITIES").

         (b) Notwithstanding Section 4.01, all treatments which have been precertified for or are being provided to an AI Employee as of the Distribution Date, to the extent not provided in a New AI Health and Welfare Plan, shall be provided without interruption under the appropriate AUSHC Health and Welfare Plan until such treatment is concluded or discontinued pursuant to applicable plan rules and limitations (but not beyond December 31, 2001), but AI shall continue to be responsible for all Liabilities relating to, arising out of or resulting from such on-going treatments as of the Distribution Date.

         (c) AI shall cause the New AI Health and Welfare Plans to recognize and maintain all coverage and contribution elections made by AI Employees under the AUSHC Health and Welfare Plans as of the Distribution Date and apply such elections under the New AI Health and Welfare Plans for the remainder of the period or periods for which such elections are by their terms applicable. The transfer or other movement of employment from AUSHC to AI at any time before the Close of the Distribution Date shall neither constitute nor be treated as a "status change" under the AUSHC Health and Welfare Plans or the New AI Health and Welfare Plans.

         (d) AI shall cause the New AI Health and Welfare Plans to recognize and give credit for all amounts applied to deductibles, out-of-pocket maximums, and other applicable benefit coverage limits with respect to which such expenses have been incurred by AI Employees under the AUSHC Health and Welfare Plans for the remainder of the year in which the Distribution Date occurs to the extent recognized under the comparable AUSHC Health and Welfare Plans.

         (e) AI shall provide coverage to AI Employees under the New AI Health and Welfare Plans without the need to undergo a physical examination or otherwise provide evidence of insurability to the extent recognized under the comparable
AUSHC Health and Welfare Plans.

         (f) AI shall cause the New AI Health and Welfare Plans to recognize and credit all service of each AI Employee recognized by the corresponding AUSHC Health and Welfare Plan before the Close of the Distribution Date for all purposes, including, but not limited to, severance, disability and PTO.

         Section 4.02. POST-RETIREMENT HEALTH AND LIFE INSURANCE BENEFITS.

         (a) (i) AUSHC shall be responsible for providing to AI Employees who are eligible to receive post-retirement medical or dental or life insurance coverages under the AUSHC Health and Welfare Plans were they to retire immediately before the Close of the Distribution Date and to all members of the AUSHC Employee Group such coverage under the AUSHC Health and Welfare Plans ("RETAINED RETIREE HEALTH AND LIFE LIABILITIES"). Nothing shall prevent AUSHC from amending or terminating such plans.

         (ii) Any AI Employee who is at least 45 years of age with at least 10 years of credited service and whose credited age and service under AUSHC's Health and Welfare Plans on the Distribution Date equals 65 ("GROUP 1 EMPLOYEES") shall, if employed by any AI Company during the period ending December 31, 2001, be eligible for credit thereunder for up to one additional completed year of service and up to one additional year of attained age, and further provided that any AI employee who is not a Group 1 Employee and who is at least 45 years of age with 10 years of credited service under such Plans on the Distribution Date and who is employed by any AI Company during the period ending December 31, 2001 shall also be eligible to receive such credit. In each case, such additional age and service credit shall only be provided through the earlier of December 31, 2001 and the date such Employee ceases to be employed by any AI Company. In consideration of the foregoing, immediately after the Distribution Date AI shall pay to AUSHC an initial payment of $300,000 (the "Initial Payment"). On January 2, 2002, AI shall pay to AUSHC an additional payment of $300,000 (the "Final Amount"); provided, however, that solely in the event that any provision of AUSHC's Health and Welfare Plans relating to Group 1 Employees is amended on or prior to December 31, 2001 in a manner adverse to any Group 1 Employee, the Final Amount shall be determined as hereinafter provided. In such case, on or as soon as practicable after December 31, 2001, AUSHC shall cause AUSHC's Actuary to determine the cost to AUSHC (the "Applicable Cost") of providing the foregoing credits as of December 31, 2001 under AUSHC's Health and Welfare Plans as in effect on such date. The actuarial calculation of such cost liabilities as well as assumptions and methodologies used to calculate such cost determined by AUSHC's Actuary shall be subject to review and challenge by an actuarial firm designated by AI. In the event those two actuaries cannot agree, the matter will be sent to a third independent actuary for the final determination of the Applicable Cost. The Final Amount shall be the positive amount by which the Applicable Cost exceeds the Initial Payment. As soon as practicable after the final determination of the Applicable Cost, AI shall pay to AUSHC the Final Amount.

         (b) AI shall provide to AI Employees not eligible for coverage pursuant to sub-section (a) above, post-retirement medical, dental or life insurance coverages under the New AI Health and Welfare Plans equivalent to coverage provided to similarly situated employees of ING America Insurance Holdings, Inc. ("AI RETIREE HEALTH AND

LIFE LIABILITIES") and, except as provided in Section 6.01(b)(v), shall have no obligations or Liabilities in respect of such medical, dental or life insurance coverages whether or not assumed by AUSHC.

         Section 4.03. EFFECT OF CHANGE IN RATES. AUSHC and AI shall use their reasonable efforts to cause each of the insurance companies, HMOs, point-of-service vendors and third-party administrators providing services and benefits under the AUSHC Health and Welfare Plans and the New AI Health and Welfare Plans to maintain the premium and/or administrative rates based on the aggregate number of participants in both the AUSHC Health and Welfare Plans and the New AI Health and Welfare Plans through the expiration of the financial fee or rate guarantees in effect as of the Close of the Distribution Date under the respective contracts, policies, and agreements separately rated or adjusted for the demographics, experience or other relevant factors related to the covered participants of AUSHC and AI, respectively. To the extent they are not successful in such efforts, AUSHC and AI shall each bear the revised premium or administrative rates attributable to the individuals covered by their respective health and welfare plans.

         Section 4.04. COBRA and HIPPA.

         (a) AUSHC shall be responsible for administering compliance with the health care continuation coverage requirements of COBRA and the AUSHC Health and Welfare Plans with respect to all members of the AUSHC Employee Group.

         (b) Effective as of Immediately after the Distribution Date, AI shall solely be responsible for administering compliance with the health care continuation coverage requirements of COBRA and the New AI Health and Welfare plans with respect to AI Employees who have a qualifying event within the meaning of COBRA at any time beginning Immediately after the Distribution Date.

         (c) For periods before the Distribution Date, AUSHC shall be responsible for administering compliance with the portability requirements under the Health Insurance Portability and Accountability Act of 1996 with respect to AI Employees and other employees and former employees of the AI and beneficiaries and dependents thereof and AI shall be responsible for filing all necessary employee change notices with respect to AI Employees in accordance with applicable AUSHC policies and procedures. Effective immediately after the Distribution Date, AI shall be solely responsible for administering compliance with such health care continuation coverage and portability requirements with respect to AI Employees, and AUSHC shall be solely responsible for administering compliance with such requirements with respect to members of the AUSHC Employee Group.

         Section 4.05. LEAVE OF ABSENCE PROGRAMS AND FMLA.

         (a) AUSHC shall be responsible for administering compliance with the AUSHC leave of absence programs and FMLA with respect to each member of the AUSHC Employee Group.

         (b) Effective as of Immediately after the Distribution Date: (i) AI shall adopt, and shall cause each AI Company to adopt, leave of absence programs; (ii) AI shall honor, and shall cause each AI Company to honor, all terms and conditions of leaves of absence which have been granted to any AI Employee under an AUSHC leave of absence program or FMLA before the Distribution Date by AI, including such leaves that are to commence after the Distribution Date; (iii) AI and each AI Company shall be solely responsible for administering leaves of absence and compliance with FMLA with respect to their employees; and (iv) AI and each AI Company shall recognize all periods of service of each AI Employee with the Aetna Companies or any of their Subsidiaries, as applicable, to the extent such service is recognized by AUSHC for the purpose of eligibility for leave entitlement under the AUSHC leave of absence programs and FMLA.

         (c) As soon as administratively possible and not later than the Distribution Date, AUSHC shall provide to AI copies of all records pertaining to the AUSHC leave of absence programs and FMLA with respect to all AI Employees to the extent such records have not been provided previously to AI or an AI Company.

         Section 4.06. AUSHC WORKERS COMPENSATION PROGRAM.

         (a) Effective immediately after the Distribution Date, AI hereby assumes and shall be responsible for all workers' compensation Liabilities relating to AI Employees to the extent accrued on the books and records of any AI Company (the "AI WCP LIABILITIES") and any assets allocated to such Liabilities shall be transferred to AI.

         (b) Effective immediately after the Distribution Date, AUSHC hereby assumes and shall be responsible for all workers compensation Liabilities in respect of members of the AUSHC Employee Group and worker's compensation Liabilities in respect of AI Employees that are not AI WCP Liabilities, ("AUSHC WCP LIABILITIES")

         (c) AI and AUSHC shall cooperate with respect to the issuance of new, or transfer of, existing workers' compensation policies and licenses.

         Section 4.07. FLEXIBLE BENEFIT PLANS.

         (a) To the extent any AI Employee contributed to an account under the AUSHC Health Care Spending Account Plan ("AUSHC HCSAP") during the calendar year that includes the Distribution Date, effective as of Immediately after the Distribution Date, AUSHC shall transfer to the corresponding New AI Health and Welfare Plan the account balances of AI Employees for such calendar year under the AUSHC HCSAP, regardless of whether the account balance is positive or negative, unless the Distribution Date shall occur in December 2000, in which case, AUSHC shall retain such account balances and shall permit AI Employees to submit eligible expenses incurred during calendar year 2000 under applicable AUSHC HCSAP rules.

         (b) To the extent any AI Employee contributed to the AUSHC Dependant Care Spending Account Plan ("AUSHC DCSAP") during the calendar year that includes the Distribution Date, effective as of Immediately after the Distribution Date, AUSHC shall transfer to the corresponding New AI Health and Welfare Plan the account balances of AI Employees for such calendar year in the AUSHC DCSAP Plan, unless the Distribution Date shall occur in December 2000, in which case, AUSHC shall retain such account balances and shall permit AI employees to submit eligible expenses incurred during calendar year 2000 under applicable AUSHC DCSAP rules.

         Section 4.08. PTO Policy. During the calendar year in which the Distribution Date occurs, each AI Employee shall be permitted under the relevant New AI Plan to accrue paid time off ("PTO") days calculated under the relevant AUSHC Health and

Welfare Plan's PTO POLICY immediately before the Close of the Distribution Date, and to use such PTO days during such calendar year as if the Distribution Date had not occurred, or to carry over to the following calendar year five such PTO days.

         Section 4.09. APPLICATION OF ARTICLE 4 TO THE AI COMPANIES. Any reference in this Article 4 to "AI" shall include a reference to the AI Companies when and to the extent AI has caused an AI Company to (a) become a party to a vendor contract, group insurance contract, or HMO letter agreement associated with a New AI Health and Welfare Plan, (b) become a self-insured entity for the purposes of one or more New AI Health and Welfare Plans, (c) assume all or a portion of the liabilities or administrative responsibilities for benefits which arose before the Distribution Date under an AUSHC Health and Welfare Plan and which were expressly assumed by AI pursuant to the terms of this Agreement, or (d) take any other action, extend any coverage, assume any other liability or fulfill any other responsibility that AI would otherwise be required to take under the terms of this Article 4, unless it is clear from the context that the particular reference is not intended to include an AI Company. In all such instances in which a reference in this Article 4 to "AI" includes a reference to an AI Company, AI shall be responsible to AUSHC for ensuring that the AI Company complies with the applicable terms of this Agreement.

         Section 4.10. GROSS-UP LIABILITIES.

         (a) AUSHC hereby assumes and shall be responsible for Liabilities for any gross-up or tax reimbursement payments in respect in Section 4999 of the Code ("GROSS-UP PAYMENTS") that become payable (x) with respect to any member of the AI Employee Group solely as a result of the consummation of the transactions contemplated by the Merger Agreement or (y) at any time with respect to any member of the AUSHC Employee Group ("AUSHC GROSS-UP LIABILITIES").

         (b) AI hereby assumes and shall be responsible for Liabilities for Gross-up Payments that become payable with respect to any member of the AI Employee Group as a result of any actual or constructive termination of employment upon or following consummation of the transactions contemplated by the Merger Agreement ("AI GROSS-UP LIABILITIES").

         (c) AI shall cause an accounting or actuarial firm to initially determine the amount of any Gross-Up Payments and the amount of AI Gross-Up Liabilities, if any. AUSHC shall, designate an accounting or actuarial firm to review such determinations. In the event these two accounting or actuarial firms cannot agree, the matter will be referred to a third independent accounting or actuarial firm for their final determination.

         Section 4.11. CERTAIN PHANTOM EQUITY PAYMENTS.

         (a) (i) AI hereby assumes and shall be responsible for Liabilities relating to phantom equity payments in respect of all Chile and Taiwan phantom equity plans, agreements or arrangements (the "PHANTOM ARRANGEMENTS") in an amount equal to the sum of (x) and (y), where (x) equals $5,000,000 and (y) equals the amount accrued on the books and records of any AI Company in respect of the Phantom Arrangements (such sum, the "AI FOREIGN PHANTOM LIABILITIES") and any assets allocated to such Liabilities shall be transferred to AI.

         (ii) AI hereby assumes and shall be responsible for Liabilities relating to Aeltus Investment Management phantom equity plans, agreements or arrangements (the "AELTUS Arrangements") to the extent accrued on the books and records of any AI Company ( the "AI AELTUS LIABILITIES") and any assets allocated to such Liabilities shall be transferred to AI.

         (b) AUSHC hereby assumes and shall be responsible for all Liabilities relating to (x) the Phantom Arrangements in excess of the AI Phantom Liabilities (such excess, the "AUSHC FOREIGN PHANTOM LIABILITIES") and (y) all Liabilities relating to the Aeltus Arrangements that are not AI Aeltus Liabilities (the "AUSHC AELTUS LIABILITIES") (the AUSHC Foreign Phantom Liabilities and AUSHC Aeltus Liabilities, the "AUSHC PHANTOM LIABILITIES")


                                   ARTICLE 5
           NON-EMPLOYEE DIRECTOR BENEFITS AND INTERNATIONAL BENEFITS


         SECTION 5.01. Effective as of the Close of the Distribution Date, AUSHC hereby assumes responsibility for and shall become the sponsor of, and AI shall cease to be responsible for Liabilities under or related to, or be the sponsor of, the AI Director Deferred Stock and Deferred Compensation Plan, AI Director Charitable Award Program, AI Director Health Insurance Arrangements, AI Director Life Insurance Arrangements and Director Long-Term Care Arrangements ("Director Liabilities").


         SECTION 5.02. Effective as of the Close of the Distribution Date, AI hereby assumes and shall be responsible for all employee benefit Liabilities relating to Aetna International, Inc. and its Subsidiaries to the extent funded (provided such funds are transferred to an AI Company) or accrued on the books and records of any AI Company (the "AI INTERNATIONAL LIABILITIES") and any assets allocated to such liabilities shall be transferred to AI. Effective as of the Close of the Distribution Date, AUSHC hereby assumes and shall be responsible for all employee benefit Liabilities relating to Aetna International, Inc. and its Subsidiaries, other than AI International Liabilities (the "AUSHC INTERNATIONAL LIABILITIES").


                                    ARTICLE 6
                        GENERAL ALLOCATION OF LIABILITIES


         SECTION 6.01. ALLOCATION OF LIABILITIES GENERALLY.

          (a) Subject to the terms and conditions of this Agreement, effective as of the Close of the Distribution Date, AUSHC hereby assumes and agrees to pay when due, honor and discharge, the following Liabilities, whether incurred before, on or after the Distribution Date ("AUSHC Retained Liabilities"):

         (i) all Liabilities arising under any employment, separation or retirement agreement or arrangement to the extent applicable to any member of the AUSHC Employee Group, who is not otherwise a member of the AI Employee Group;

         (ii) the AUSHC Assumed Plans, AI Equity-Based Plans, Retained Retiree

         Health and Life Liabilities, Retained Savings Plan Liabilities, Retained Supplemental Liabilities, AUSHC Phantom Liabilities, AUSHC Bonus Liabilities, AUSHC Gross-Up Liabilities, AUSHC Deferred Compensation Liabilities, AUSHC WCP Liabilities, Director Liabilities, AUSHC International Liabilities and AUSHC Health and Welfare Liabilities;

         (iii) all Liabilities arising under any other employee benefit plan or arrangement maintained at any time after the Distribution Date by any of the AUSHC Companies to the extent applicable to any member of the AUSHC Employee Group;

         (iv) all Liabilities arising under any federal, state, local or foreign law, order or regulation (including, without limitation, ERISA and the Code) to the extent they relate to participation by any member of the AUSHC Employee Group in any AUSHC Assumed Plan, whether relating to events occurring on, prior to or after the Close of the Distribution Date or arising by reason of the transactions contemplated by this Agreement or otherwise;

         (v) all statutory Liabilities to any member of the AUSHC Employee Group, which arise, directly or indirectly, by reason of the transactions contemplated by this Agreement;

         (vi) all Liabilities to agents in respect of non-qualified pension benefits except to the extent assumed by AI except pursuant to Section 6.01(b)(v); and

         (vii) All Liabilities attributable to actions specified to be taken by AUSHC under this Agreement.

         (b) Subject to the terms and conditions of this Agreement, effective as of Immediately after the Distribution Date, AI hereby assumes and agrees to pay when due, honor and discharge, the following Liabilities, whether incurred before, on or after the Distribution Date ("AI Assumed Liabilities"):

         (i) all Liabilities arising under any employment, separation or retirement agreement or arrangement to the extent applicable to any member of the AI Employee Group or to any other Person not a member of the AUSHC Employee Group which has been established or entered into by any AI Company other than the Retained Savings Plan Liabilities;

         (ii) the New AI Plans, the DB Plan, AI Supplemental Liabilities, AI Bonus Liabilities, AI DC Plan Liabilities, AI Retiree Health and Life Liabilities, Transferred Benefits, AI Deferred Compensation Liabilities, AI WCP Liabilities, AI Gross-Up Liabilities, AI Phantom Liabilities, AI International Liabilities and AI Health and Welfare Liabilities;

         (iii) all Liabilities arising under any other employee benefit plan or arrangement maintained at any time after the Distribution Date by any of the AI Companies to the extent applicable to any member of the AI Employee Group;

         (iv) all Liabilities arising under any federal, state, local or foreign law, order or regulation (including, without limitation, ERISA and the Code) to the extent they relate to participation by any member of the AI Employee Group in any New AI Plan, relating to events occurring on or after the time Immediately after the Distribution Date;

         (v) all Liabilities accrued on the books and records of any AI Company to, directly or indirectly, current or former independent contractors or statutory employees who at any time performed services as insurance agents for an AI

         Company in connection with the AI Business ("Agents") (it being understood that prior to the Distribution Date AUSHC shall cause to be transferred to AI assets previously intended to support Liabilities relating to certain Agents under a non-qualified defined benefit plan, which such amount of assets equaled approximately $42 million as of December 31, 1999, which actual amount of such assets shall be deemed accrued);

         (vi) all statutory Liabilities to any member of the AI Employee Group which arises, directly or indirectly, by reason of the transactions contemplated by this Agreement;

         (vii) all Liabilities accrued on the books and records of any AI Company under benefit plans maintained outside the United States to the extent they relate to members of the AUSHC Employee Group for services performed outside the United States; and

         (viii) all Liabilities attributable to actions specified to be taken by AI under this Agreement;

         Section 6.02. METHOD OF SETTLEMENT. Notwithstanding anything herein to the contrary but except as set forth in Schedule 8, to the extent possible any transfer or assumption of Liabilities pursuant to this Article 6 shall be effected, prior to the Distribution Date, through a corresponding adjustment in the relevant intercompany account balances of the parties hereto.

         Section 6.03. FURTHER ASSURANCES.

         (a) On and after the date hereof, AUSHC will, at the reasonable request of AI, execute, acknowledge and deliver all such endorsements, assurances, consents, assignments, transfers, conveyances, powers of attorney and other instruments and documents, and take such other actions necessary (i) to assign, transfer, convey and deliver to AI, acting in its fiduciary capacity, all the assets to be transferred to AI pursuant to this Agreement and (ii) to assist AI in obtaining the consent and approval of all Governmental Entities and other Persons required to be obtained by AI to effect the transfer thereof and the assumption of the AI Assumed Liabilities by AI or otherwise appropriate to carry out the transactions contemplated hereby.

         (b) On and after the date hereof, AI will, at the reasonable request of AUSHC, execute, acknowledge and deliver all such endorsements, assurances, consents, assignments, transfers, conveyances, powers of attorney and other instruments and documents, and take such other actions necessary (i) to assign, transfer, convey and deliver to AUSHC, acting in its fiduciary capacity, all the assets to be transferred to AUSHC pursuant to this Agreement, and (ii) to assist AUSHC in obtaining the consent and approval of all Governmental Entities and other Persons required to be obtained by AUSHC to effect the transfer thereof and the assumption of the AUSHC Retained Liabilities by AUSHC or otherwise appropriate to carry out the transactions contemplated hereby.

         Section 6.04. ASSIGNMENT OF CERTAIN RIGHTS.

         (a) To the extent permitted by applicable law, AI hereby assigns, to the maximum extent possible, on behalf of itself and each of the AI Companies, the Specified AUSHC Rights, to AUSHC and AI shall take such actions to effect such assignment pursuant to Section 6.03(b) as AUSHC may reasonably request; provided, however, that no AUSHC Company shall take any action under the Specified AUSHC Rights to prevent any member of the AI Employee Group from working for any AI Company, or ING America Insurance Corp. or its Affiliates, in the ordinary course of their business.

         (b) To the extent permitted by applicable law, AUSHC hereby assigns, to the maximum extent possible, on behalf of itself and each of the AUSHC Companies, the Specified AI Rights, to AI and AUSHC shall take such actions to effect such assignment pursuant to Section 6.03(a) as AI may reasonably request; provided, however, that no AI Company shall take any action under the Specified AI Rights to prevent any member of the AUSHC Employee Group from working for any AUSHC Company or its Affiliates in the ordinary course of their business.

                                    ARTICLE 7
                                    COVENANTS

         Section 7.01. CERTAIN COVENANTS. (a) AI shall (x) employ or cause the AI Employees to be employed in the AI Business at positions and with responsibilities substantially consistent with their respective positions and responsibilities immediately prior to the Distribution Date after giving effect to the Distribution (but disregarding any decrease in responsibilities as a result of AI no longer being a publicly traded entity), and (y) from the Distribution Date until the end of the twelve month period following the Distribution Date, maintain or cause to be maintained employee compensation and benefit plans and arrangements, including bonus opportunities, for the benefit of the AI Employee Group that, except as provided below, provide benefits with respect to periods after the Distribution Date that in the aggregate are comparable to the compensation and benefit plans and arrangements referred to in Section 2.03(a). Following such twelve month period, members of the AI Employee Group shall be entitled to the same treatment as is accorded similarly situated other employees of AI or any acquiror of AI stock and its Subsidiaries.

          (b) Without limiting the provisions of Section 7.01 above, from the Distribution Date until the end of the twenty-four month period following the Distribution Date, AI shall (x) not, without the consent of the affected AI Employee, materially reduce any AI Employee's base salary or (y) provide or cause to be provided to each member of the AI Employee Group severance and related benefits at least equal to the severance and related benefits available to such member immediately prior to the Distribution Date.

          (c) Without limiting the provisions of Section 7.01(a) above, from the Distribution Date until the end of the twelve month following the Distribution Date AI shall provide or cause to be provided each AI Employee either (x) tax qualified and non-tax qualified defined contribution and defined benefit plan benefits equivalent to such benefits made available to each such AI Employee immediately prior to the Distribution Date, or (y) the cash equivalent thereof.

          (d) Members of the AI Employee Group shall participate after the Distribution Date in equity-based programs sponsored by AI or any acquiror of AI Stock to the same extent as similarly situated other employees of AI or such acquiror and its Subsidiaries, giving consideration to other benefits provided to such employees.

                                    ARTICLE 8
                                 Indemnification

With respect to indemnification, the parties hereto agree as set forth in the Distribution Agreement.

                                    ARTICLE 9
                                Certain Employees

         Section 9.01. CERTAIN DEDICATED IT PERSONS. Schedule 6 sets forth the names of up to 85 Persons in the information technology area whose activities have primarily supported the AI Business that AI agrees to employ after the Distribution Date and prior to the end of the Transition Period. In the event that any such Person ceases to be employed by AUSHC before the transfer of such person's employment to the AI for any reason, AUSHC shall have the right to designate such Person"s replacement on such Schedule, the name of such individual to be satisfactory to AI. Persons on such Schedule who become employed by the AI Business after the Distribution Date, shall thereafter be considered AI employees for all purposes hereunder.

         Section 9.02. CERTAIN SUPPORTING IT PERSONS. Prior to the end of the Transition Period, AUSHC shall provide to AI a list of up to 35 Persons who, during the Transition Period, provided significant information technology services in respect of the AI Business for AI and its Subsidiaries and who, if not hired by AI prior to the end of such Period, shall be entitled to severance benefits from AI at least equal to the severance benefits available to similarly-situated AI Employees, taking into account each such Person's service and compensation with the AUSHC Companies. If hired by AI, any such Person shall be considered an AI employee for all purposes hereunder.

         Section 9.03. [RESERVED].

         Section 9.04. CERTAIN TAX, AUDIT AND FINANCIAL CONTROLS PERSONS. Prior to the Closing Date, ING America Insurance Holdings, Inc., AI and AUSHC shall identify at least 26 and not more than 35 Persons employed by AUSHC in the tax, audit and financial controls areas who performed significant services for the AI Business, if not hired by AI immediately prior to the Closing Date, shall be entitled to severance benefits from AI at least equal to the severance benefits available to similarly-situated AI Employees, taking into account each such Person's service and compensation with the AUSHC Companies. If hired by AI, any such Person shall be considered an AI employee for all purposes hereunder.

                                   ARTICLE 10
                               General Provisions

         Section 10.01. NOTICES.

         All notices and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given when received addressed as follows:

         If to AI, to:

                  Aetna Inc.
                  151 Farmington Avenue
                  Hartford, Connecticut 06156
                  Telecopy:      860-273-8340
                  Attention:     General Counsel
                                 Head of Human Resources
                                 Corporate Secretary

         With a copy to:

         If to AUSHC, to:

                  Aetna U.S. Healthcare, Inc.

                  151 Farmington Avenue
                  Hartford, Connecticut 06156
                  Telecopy:      860-273-8340
                  Attention:     General Counsel
                                 Head of Human Resources
                                 Corporate Secretary

         With a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Telecopy: (212) 450-4800
                  Attention:     David L. Caplan

         If to ING America Insurance Corp., to:

                  ING North America Insurance Corp.

                  5780 Powers Ferry Road, NW
                  Atlanta, Georgia 30327-4390
                  Attention:     Michael W. Cunningham
                                 Executive Vice President &
                                 Chief Financial Officer
                                 Fax: 770-980-3303

                                 B. Scott Burton
                                 Senior Vice President &
                                 Chief Counsel
                                 Fax: 770-850-7660

         With copies to:

                  ING Groep N.V.
                  Strawinskylaan 2631, 1077 ZZ Amsterdam,
                  P.O. Box 810,
                  1000 Av. Amsterdam, the Netherlands
                  Attention:     Fred Hubbell
                                 Executive Board Member
                                 Fax: +31-20-541-5402

                                 Diederik van Wassenaer
                                 General Counsel
                                 Fax: +31-20-541-8723

                  and

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  Attention:     Joseph B. Frumkin, Esq.
                                 William D. Torchiana, Esq.
                                 Fax: 212-558-3588

         Any party may, by written notice so delivered to the other parties, change the address to which delivery of any notice shall thereafter be made.

         Section 10.02. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by AI and AUSHC, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 10.03. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

         Section 10.04. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflict of laws rules thereof.

         Section 10.05. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

         Section 10.06. ENTIRE AGREEMENT. This Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         Section 10.07. JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

         Section 10.08. NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement.

         Section 10.09. HEADINGS. The Section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 10.10. SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

         Section 10.11. SCHEDULES. AI, ING America Insurance Holdings, Inc. and AUSHC shall cooperate and mutually agree on each of the Schedules to this Agreement. Subject to ING American Insurance Holdings, Inc."s consent, which consent shall not unreasonably be withheld, AI and AUSHC shall have the right to amend or supplement the information set forth in any Schedule hereto from time to time until two business days prior to the Distribution Date.

         Section 10.12. COOPERATION AND COORDINATION. The parties agree to share, and furnish each other with, such information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated hereby, and to coordinate, in advance, the time, form and content of communications to current and former employees of the parties relating to such transactions.

         Section 10.13. WITHHOLDINGS. The party that is responsible for making a payment hereunder shall be responsible for making the appropriate withholdings, if any, attributable to such payments.

         Section 10.14. ACCRUALS. (a) Where the extent of AI's Liabilities are limited to the extent funded (provided such funds are transferred to AI) or the amounts accrued, such Liabilities shall be equal to such funding or (x) the amount accrued and allocated to the AI Business on the March 31, 2000 Balance Sheet specified in the Merger Agreement (as set forth and separately identified on Schedule 7) plus or minus (y) except with respect to an accrual of approximately $13.3 million in the aggregate of AI Supplemental Liabilities and AI Deferred Compensation Liabilities (provided that AUSHC transfers approximately $3.9 million of cash to AI to support the international portion of such Liabilities), the amount properly accrued or paid after March 31, 2000 to the extent that such amount relates solely to services performed during the period between March 31, 2000 and the Distribution Date and without regard to any modifications to the terms of such plans, agreements or arrangements after March 31, 2000 (except as otherwise agreed to by ING America Insurance Holdings, Inc.) (such amounts to be set forth and separately identified on a schedule to be mutually and reasonably agreed to by AI and AUSHC within 30 days after the Distribution Date).

          (b) Where AUSHC's Liabilities are limited to the amounts in excess of the accruals referenced in (a) above, such Liabilities shall relate solely to that period of time ending on the Distribution Date.

         Section 10.15. ASSETS ALLOCATED TO ASSUMED LIABILITIES. Transfers of assets and actions taken pursuant to Schedule 8 that are allocated to Liabilities that are assumed by AI shall not be treated as part of the Net Capital Contribution Amount under Section 4.1 of the Merger Agreement (such transfers to be set forth and separately identified and set forth on a schedule to be mutually agreed to by AI and AUSHC within 30 days after the Distribution
Date).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                 AETNA U.S. HEALTHCARE, INC.


                                 By: /s/ Alfred P. Quirk, Jr.
                                    --------------------------------
                                     Name: Alfred P. Quirk, Jr.
                                     Title: Vice President, Finance & Treasurer


                                 AETNA INC.


                                 By: /s/ Alfred P. Quirk, Jr.
                                    --------------------------------
                                     Name: Alfred P. Quirk, Jr.
                                     Title: Vice President, Finance & Treasurer